PRESS RELEASE

Industrial Services of America, Inc. Reports Third Quarter Results

-- Nine months net income of $1,458,851

-- Nine months EPS of $0.41 per diluted share

-- Third quarter net income of $439,568

-- Third quarter EPS of $0.12 per diluted share

Industrial Services of America, Inc. IDSA, a leading provider of logistics management services, equipment and processes for waste, recyclable commodities and other materials, announced preliminary unaudited financial results for the third quarter ending September 30, 2006.

Financial Highlights:

-- Total revenues for the first nine months of 2006 were $47.5 million compared with total revenues for the first nine months of 2005 of $97.7 million.

-- Income before income taxes for the first nine months of 2006 was $2,194,819 compared to $1,143,437 for the first nine months of 2005.

-- Net income for the first nine months of 2006 was $1,458,851 (basic and diluted earnings of 41 cents per share) compared with net income of $686,061 (basic and diluted earnings of 19 cents per share) for the first nine months of 2005.

-- EBITDA for the first nine months of 2006 was $3,634,247 compared with EBITDA of $2,487,623 for the first nine months of 2005.

-- Total revenues for the third quarter of 2006 were $15.3 million compared with total revenues for the third quarter of 2005 of $34.6 million.

-- Income before income taxes for the third quarter of 2006 was $496,014 compared to $542,195 for the third quarter of 2005.

-- Net income for the third quarter of 2006 was $439,568 (basic and diluted earnings of 12 cents per share) compared with net income of $325,294 (basic and diluted earnings of 9 cents per share) for the third quarter of 2005.

-- EBITDA for the third quarter of 2006 was $975,640 compared with EBITDA of $983,220 for the third quarter of 2005.

Industrial Services of America, Inc. Management's Comments

With the release of our earnings for the third quarter of 2006, we are pleased to announce that we have now recorded fourteen consecutive profitable quarters. Our earnings continue to be strong. Compared with the prior year's third quarter, our current quarter net income increased 35% due to the reduction in the overall effective tax rate for the year. For the first nine months of 2006, our earnings have increased 113% over the nine months of 2005. Our outlook for the fourth quarter remains positive.

Our ISA Recycling segment continues to flourish as segment revenues increased 41% for the current quarter compared to the quarter of 2005. Operating levels and shipments were approximately the same for the current quarter compared to the quarter last year in our ferrous and nonferrous processing facilities. Recycling segment revenues increased 53% for the first nine months of this year compared to the same period last year as operating levels and shipments were up significantly during the first six months of 2006.

This sustained profitability continues to place us in a stronger financial position, allowing for greater flexibility to adjust to changing economic market conditions. Our goal is to remain dedicated to the recycling, management services, and equipment industry while sustaining steady growth at an acceptable profit, adding to the net worth of the Company, and providing positive returns for our stockholders.

Industrial Services of America, Inc., is a Louisville, Ky.-based logistics management services company servicing commercial, industrial and logistics customers nationwide. Industrial Services of America, Inc. provides scrap processing, waste and recycling management services, and equipment sales and service. Industrial Services of America, Inc. also actively participates in international markets, exporting non-ferrous metals and other recyclable materials. Additional information is available at www.isa-inc.com.

This news release contains forward-looking statements that involve risks and uncertainties that could cause actual results to differ from predicted results. Specific risks include varying demand for waste managing systems, equipment and services, competitive pressures in the waste managing systems and equipment, competitive pressures in the waste managing business, loss of customers and fluctuations in the price of recycled materials. Further information on factors that could affect the Company's results is detailed in the Company's filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly release the results of any revisions to the forward-looking statements.

FINANCIAL RESULTS AND
SUPPLEMENTAL FINANCIAL INFORMATION
FOLLOW

INDUSTRIAL SERVICES OF AMERICA, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	THREE MONTHS ENDED		NINE MONTHS ENDED

	Sept 30, 2006	Sept 30, 2005	Sept 30, 2006	Sept 30, 2005

Revenue from services	$ 4,094,753	$25,899,409	$11,808,646	$72,760,538
Revenue from product sales	11,236,482	8,680,320	35,709,243	24,893,568

Total revenue	15,331,235	34,579,729	47,517,889	97,654,106

Cost of goods sold for services	3,715,193	24,846,751	10,586,806	69,824,119
Cost of goods sold for product sales	9,760,509	7,780,247	30,579,195	22,291,114

Total cost of goods sold	13,475,702	32,626,998	41,166,001	92,115,233

Selling, general and administrative expenses	1,344,366	1,406,563	4,144,503	4,382,208

Income before other income (expense)	511,167	546,168	2,207,385	1,156,665

Other income (expense)
Interest expense	(39,486)	(19,332)	(136,455)	(69,806)
Interest income	38,293	30,155	102,869	75,719
Gain/(loss) on sale of assets	(15,555)	(10,413)	9,371	(21,988)
Other income, net	1,595	(4,383)	11,649	2,847
	(15,153)	(3,973)	(12,566)	(13,228)

Income before income taxes	496,014	542,195	2,194,819	1,143,437

Provision for income taxes	56,446	216,901	735,968	457,376

Net income	$ 439,568	$ 325,294	$ 1,458,851	$ 686,061

Basic earnings per share	$ 0.12	$ 0.09	$ 0.41	$ 0.19

Diluted earnings per share	$ 0.12	$ 0.09	$ 0.41	$ 0.19

Weighted average shares outstanding:
Basic	3,634,160	3,576,408	3,590,057	3,576,370

Diluted	3,639,461	3,591,272	3,603,719	3,597,030

Industrial Services of America, Inc.
Supplemental Financial Information

Reconciliation of EBITDA (1):

	Three months ending Sept 30,		Nine Months ending Sept 30,
	2006	2005	2006	2005
Net Income	439,568	325,294	1,458,851	686,061
Interest expense	39,486	19,332	136,455	69,806
Income taxes	56,446	216,901	735,968	457,376
Depreciation	440,140	421,693	1,302,973	1,274,380
Amortization	-	-	-	-
EBITDA (1)	975,640	983,220	3,634,247	2,487,623

(1)

EBITDA is calculated by the Company as net income before interest expense, income tax expense, depreciation and amortization. The Company uses EBITDA as a key performance measure of results of operations for purposes of evaluating performance internally. This non-GAAP measurement is not intended to replace the presentation of our financial results in accordance with GAAP. Rather, we believe the EBITDA calculation provides additional information to investors and debt holders due to the fact that tax credits, tax rates and other tax related items vary by company. Additionally, years of service for fixed assets and amortizable assets are based on company judgment. Finally, companies have several ways of raising capital which can affect interest expense. We believe the presentation of EBITDA provides a meaningful measure of performance exclusive of these unique items.

Contact Information: Industrial Services of America, Inc., Louisville Harry Kletter or Alan Schroering, 502-366-3452 hklet@isa-inc.com or aschroering@isa-inc.com http://www.isa-inc.com/